eXHIBIT 6.14

LOCK-UP/LEAK-OUT AGREEMENT

THIS LOCK-UP/LEAK OUT AGREEMENT (“Agreement”) is made and entered into this [__] day of November, 2025 (the “Effective Date”), by and between FullPAC, Inc., a Nevada corporation (the “Company”) and the signatory hereto (“Holder”).

RECITALS

WHEREAS, the Company has engaged Dawson James Securities, Inc. to act as exclusive placement agent (the “Placement Agent”) in connection with the proposed public offering (the “Offering”) of shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, the Holder is the beneficial owner of securities of the Company (“Current Securities”) and may hereafter be the beneficial owner of other shares of Common Stock, preferred stock or options, warrants or other rights to purchase or convert into shares of Common Stock or any other security of the Company (such Current Securities and subsequently owned securities referred to collectively as the “Lock-Up Shares”);

WHEREAS, to induce the Placement Agent to continue its efforts in connection with the Offering, the Holder has agreed to enter into this Agreement and to restrict the sale, assignment, transfer, conveyance, hypothecation or alienation of the Lock-Up Shares, all on the terms set forth below.

NOW THEREFORE, for consideration received, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. The Holder hereby represents and warrants to the Company that the Holder is the beneficial owner of the securities indicated on the signature page hereto and that, except as set forth on the signature page hereto, the Holder is not in any way acting in concert with or a group with any other holder of securities of the Company for purposes of Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. The Holder hereby agrees that it shall not during the period commencing on the qualification date of the offering circular on Form 1-A (as amended, the “Offering Circular”) relating to the Offering and ending 180 days following the initial closing date of the Offering (the “Lock-Up Period”), (1) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, any Lock-Up Shares owned, either of record or beneficially (as defined in the Exchange Act), by the Holder on the date hereof or hereafter acquired or (2) enter into any swap or other agreement or arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

3. Notwithstanding the foregoing, until the 2026 Midterm Elections taking place on November 3, 2026, the Holder may only offer, sell, contract to sell, hypothecate, pledge, dividend, distribute or otherwise dispose of, directly or indirectly the Lock-Up Shares subject to the following restrictions:

i.	If the price per share of Common Stock equals $6.01, but is less than $10.01, the maximum aggregate number of Lock-Up Shares the Holder may dispose of shall not exceed one percent (1%) of the total weekly trading volume of the Company’s Common Stock;

ii.	If the price per share of Common Stock equals $10.01, but is less than $15.01, the maximum aggregate number of Lock-Up Shares the Holder may dispose of shall not exceed two percent (2%) of the total weekly trading volume of the Company’s Common Stock;

iii.	If the price per share of Common Stock equals $15.01, but is less than $20.01, the maximum aggregate number of Lock-Up Shares the Holder may dispose shall not exceed three percent (3%) of the total weekly trading volume of the Company’s Common Stock;

iv.	If the price per share of Common Stock equals $20.01, but is less than $25.01, the maximum aggregate number of Lock-Up Shares the Holder may dispose of shall not exceed four percent (4%) of the total weekly trading volume of the Company’s Common Stock; and

v.	If the price per share of Common Stock equals or exceeds $25.01, the Holder may transfer the Lock-Up Shares without any restriction.

4. The foregoing lock-up restrictions shall not apply to:

i.	(a) exercises of stock options or equity awards granted pursuant to an equity incentive or other plan or warrants to purchase shares of Common Stock or other securities (including by cashless exercise to the extent permitted by the instruments representing such stock options or warrants so long as such cashless exercise is effected solely by the surrender of outstanding stock options or warrants to the Company and the Company’s cancellation of all or a portion thereof to pay the exercise price), provided that in any such case the securities issued upon exercise shall remain subject to the provisions of this Agreement; (b) transfers of shares of Common Stock or other securities to the Company in connection with the vesting or exercise of any equity awards granted pursuant to an equity incentive or other plan and held by the Holder to the extent, but only to the extent, as may be necessary to satisfy tax withholding obligations pursuant to the Company’s equity incentive or other plans;

ii.	transfers of shares of Common Stock or any security directly or indirectly convertible into or exercisable or exchangeable for Common Stock pursuant to an order of a court or regulatory agency;

iii.	transfers of shares of Common Stock or any security directly or indirectly convertible into or exercisable or exchangeable for Common Stock as a bona fide gift or in connection with estate planning, including, but not limited to, dispositions to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder and dispositions from any grantor retained annuity trust established for the direct benefit of the Holder or a member of the immediate family of the Holder, or by will or intestacy;

iv.	transfers of shares of Common Stock or any security directly or indirectly convertible into or exercisable or exchangeable for Common Stock that occur by operation of law, including any transfer pursuant to a qualified domestic relations order or in connection with a divorce;

v.	any distributions or transfers without consideration of shares of Common Stock or any security directly or indirectly convertible into or exercisable or exchangeable for Common Stock to limited partners, members, stockholders or affiliates of the Holder, or to any partnership, corporation or limited liability company controlled by the Holder; or

vi.	the establishment of a trading plan pursuant to Rule 10b 5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the Lock-Up Period.

provided¸ however, that (a) in the case of any transfer or distribution pursuant to clause (iii) or (v), each donee, distributee or transferee shall sign and deliver a lock-up letter agreement substantially in the form of this Agreement and (b) in the case of any transaction pursuant to clause (iii), (v) or (vi), such transaction is not required to be reported during the Lock-Up Period by anyone in any public report or filing with the Securities and Exchange Commission or otherwise (other than a required filing on Form 5, Schedule 13D or Schedule 13G (or 13D/A or 13G/A)) and no such filing shall be made voluntarily during the Lock-Up Period. In addition, the Holder agrees that, without the Placement Agent’s prior written consent, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

5. The Holder agrees that, prior to engaging in any transaction or taking any other action that is restricted by the terms of this Agreement during the period from the date of this Agreement to the expiration of the Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take such action unless it has received written confirmation from the Company that the Lock-Up Period has expired.

6. The Holder has not entered into any agreements with any other shareholders of the Company, nor will the Holder enter into any agreement with any other shareholder of the Company to dispose the Lock-Up Shares except as permitted pursuant to this Agreement. Any attempted sale, transfer or other disposition of the Lock-Up Shares in violation of this Agreement shall be null and void.

7. The Company may (i) instruct its transfer agent not to transfer the Lock-Up Shares, (ii) provide a copy of this Agreement to the Company’s transfer agent for the purpose of instructing the Company’s transfer agent to place a legend on the certificate(s) evidencing the Lock-Up Shares and disclosing that any transfer, sale, contract for sale, devise, gift, assignment, pledge or hypothecation of such securities is subject to the terms of this Agreement, and (iii) issue stop-transfer instructions to its transfer agent for the term of the Lock-Up Period for such securities.

8. If the Holder is an officer or director of the Company, (i) the Placement Agent agrees that, at least three (3) business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Lock-Up Shares, the Placement Agent will notify the Company of the impending release or waiver, and (ii) the Company will announce the impending release or waiver by press release through a major news service at least two (2) business days before the effective date of the release or waiver. Any release or waiver granted by the Placement Agent hereunder to any such officer or director shall only be effective two (2) business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

9. This Agreement shall automatically terminate upon the earliest to occur, if any, of (1) either the Placement Agent, on the one hand, or the Company, on the other hand, advising the other in writing, that they have determined not to proceed with the Offering, (2) the withdrawal of the Offering Circular filed with the Securities and Exchange Commission with respect to the Offering, or (3) if the Offering does not close by December 31, 2025.

10. The Holder hereby represents and warrants that the Holder has full power and authority to enter into this Agreement. The Holder hereby waives any applicable notice requirement concerning the Company’s intention to file the Offering Circular and sell shares of Common Stock thereunder.

11. The Holder understands that the Company and the Placement Agent are relying upon this Agreement in proceeding toward consummation of the Offering. The Holder further understands that this Agreement is irrevocable and shall be binding upon the Holder, its agents, heirs, successors, assigns and beneficiaries.

12. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other party.

13. The Holder acknowledges that whether or not the Offering actually occurs depends on a number of factors, including, but not limited to, market conditions, and that there is no assurance that the Offering will be consummated.

14. Any waiver of the terms and conditions of this Agreement in any instance must be in writing and must be duly executed by the Placement Agent, the Company and the Holder, and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

15. Any breach of this Agreement will cause the Placement Agent and Company irreparable damage for which there is no adequate remedy at law. If there is a breach or threatened breach of this Agreement by the Holder, the Holder hereby agrees that the Placement Agent and the Company shall be entitled to the issuance of an immediate injunction without notice to restrain the breach or threatened breach. The Holder also agrees that the Placement Agent and the Company shall be entitled to pursue any other remedies for such a breach or threatened breach, including a claim for money damages.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.

17. The parties agree that if any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

18. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned parties have duly executed and delivered this Agreement as of the day and year first above written.

HOLDER:	FULLPAC, INC.

By:	By:
Name:	Name:
Title:	Title:

Class of Securities Beneficially Owned:

Number of Shares of Such Class Beneficially Owned:

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